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Unique Fabricating, Inc. Reports First Quarter 2021 Financial Results
Auburn Hills, MI – May 13, 2021 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets, today announced its financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Financial Results
▪Net sales of $34.8 million compared to $34.7 million in the first quarter of 2020.
▪Net loss of $1.1 million or $0.11 per basic and diluted share compared to a net loss of $2.3 million or $0.24 per basic and diluted share in the first quarter of 2020.
▪Net debt(1) increased $(6.7) million to $52.0 million as of March 31, 2021, from $45.3 million as of March 31, 2020; the 2021 amount includes the $6.0 million PPP loan.
▪Interest expense decreased $1.0 million to $0.7 million compared to the prior year period of $1.7 million.
“We increased both gross profit and operating income from the year ago period on essentially flat revenues reflecting our continued focus on cost reduction, efficiency, and consolidation activities,” said Doug Cain, President and Chief Executive Officer. “These improvements also helped us offset the impacts in our customer markets and our supply chains from the well-documented microchip and other raw material availability issues negatively affecting volumes and costs. We are also continuing to deal with the lingering impact of COVID-19, including a challenging labor market.”
“Based on current third-party forecasts reflecting the increased negative impact from the microchip shortage, we believe our second quarter revenue will be lower than our first quarter revenue,” added Mr. Cain. “Light duty vehicle inventory levels remain significantly below historical norms and retail sales, while strong, are constrained by inadequate new vehicle supply. We are optimistic that we are nearing the low-water mark in our top line projections and that we will see improvements in the second half of 2021 and into 2022. The size of the revenue increases in the second half of 2021 are dependent upon our customers’ abilities to secure sufficient microchip supply and successfully manage supply chain disruptions that are likely to continue in the second half of 2021.”
“We believe we enter the second quarter of 2021 poised to generate improved results when our markets strengthen and our volumes increase,” added Mr. Cain. “The industry forecast underscores the pent-up demand in the second half of 2021 and all of 2022. We remain encouraged by the strength in the home building and home remodeling industries where we have been capturing market share and volumes continue to be robust even as supply has also been running behind demand.”
First Quarter 2021 Financial Summary
Net sales for the quarter were $34.8 million, up $0.1 million from $34.7 million during the same period last year. Sequentially, net sales were $0.2 million lower than the $35.0 million reported in the fourth quarter of 2020. Gross profit for the first quarter of 2021 was $5.9 million, or 16.8% of net sales, compared to $5.6 million, or 16.1% of net sales, for the same period last year. Sequentially, gross profit improved compared to the $5.0 million, or 14.4% of net sales, in the fourth quarter of 2020, reflecting improved direct labor costs.
Net loss was $1.1 million or $0.11 per basic and diluted share compared to a net loss of $2.3 million or $0.24 per basic and diluted share in the first quarter of 2020. The narrowing of the net loss reflects the $0.9 million lower restructuring expenses related to the previously completed facility closures and $1.0 million lower interest expense as the first quarter of 2020 was impacted by a significant decline in LIBOR futures, which resulted in higher interest expense from our interest rate swap. The lower restructuring and interest rate expenses were partially offset by higher income tax expense in the first quarter of 2021 as a result of a valuation allowance in the U.S. and higher income in other tax jurisdictions compared to the first quarter of 2020. Sequentially, the net loss increased in the first quarter of 2021 as compared to the fourth quarter of 2020 primarily as a result of higher income tax expense, which was partially offset by higher gross profit and lower selling, general, and administrative expenses in the first quarter of 2021 as compared to the fourth quarter of 2020.
Balance Sheet Summary
As of March 31, 2021, the Company had approximately $2.7 million in cash and cash equivalents, compared to March 31, 2020 and December 31, 2020 when the Company had $1.1 million and $0.8 million, respectively, in cash and cash equivalents. Total debt outstanding as of March 31, 2021 was $54.7 million compared to $46.4 million as of March 31, 2020 and $50.4 million as of December 31, 2020. Included in total debt at March 31, 2021 and December 31, 2020 is the $6.0 million Paycheck Protection Program (PPP) loan received in the second quarter of 2020. We applied for forgiveness in the fourth quarter of 2020 and we believe we will qualify for full forgiveness from the U.S. Small Business Administration sometime in 2021.
As previously disclosed, we entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company will be able to borrow on its revolving line of credit, subject to the terms and conditions for making a revolving credit advance, including availability, and the Lenders have agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt. The Company intends to use the forbearance period to continue negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. There can be no assurance that the Company will be able to enter into an amendment or waiver with the Lenders or if it enters into an amendment, what the terms, restrictions, and covenants of the amendment will contain.
2021 Outlook and Beyond
As of the latest North American third-party service light vehicle production forecasts, first half production has been reduced again to approximately seven million units and the second half of 2021 is now showing a reduction to approximately eight million units, primarily due to the impact of the semiconductor shortages. For 2022, the belief is that the production volumes will increase with initial forecasts of 16.8 million units as this lost production is recovered and the strong consumer demand remains. If this light vehicle production forecast level for 2021 holds, management expects to generate operating profits and improved operating cash flows, reflecting cost-reduction and efficiency related actions taken to date. Management notes that projected results are subject to substantial uncertainty regarding the continuing impact of the COVID-19 pandemic on the economy and our industry, as well as other factors referenced in “Forward Looking Statements.” There can be no assurance that our or industry results will not vary significantly from current expectations.
Results Conference Call
Unique Fabricating will host a conference call and live webcast today at 4:30 p.m. Eastern Time to review the quarterly results and provide a corporate update. To access the conference call, please dial +1 (844) 602-0380 (toll free) or +1 (862) 298-0970 and if requested, reference conference ID 41247. The conference call will also be webcast live on the Investor Relations section of the Company's website at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12 p.m. ET on May 14, 2021 until 11:59 p.m. ET on May 27, 2021 by dialing +1 (877) 481-4010 (United States) or +1 (919) 882-2331 (international) and using the passcode 41247.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Net Debt, a non-GAAP financial measure, in this press release to provide a supplemental measure of our financial position. We believe that Net Debt is a useful measure of the Company's credit position and progress toward reducing leverage. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
We present Consolidated EBITDA (defined as “Consolidated EBITDA” in our Amended and Restated Credit Agreement, as amended), a non-GAAP financial measure, in this press release to allow evaluation of our covenant compliance in accordance with our Amended and Restated Credit Agreement. Consolidated EBITDA, as defined in our Credit Agreement, is earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, management fees, non-cash stock compensation expenses, restructuring expenses, goodwill impairment charges, and consulting and licensing costs from our ongoing enterprise resource planning (“ERP”) system implementation. There may be additional adjustments allowed by the Amended and Restated Credit Agreement and there are dollar limitations on certain adjustments and add backs. Please refer to our Amended and Restated Credit Agreement, as amended, for a complete understanding of all adjustments and add backs allowed to Consolidated EBITDA as well as our financial covenants. The Company is presenting Consolidated EBITDA to measure our covenant compliance, not as a supplemental performance measurement. Certain of the allowable adjustments and add backs to Consolidated EBITDA are recurring in nature and cash expenses, which we believe limits the usefulness of Consolidated EBITDA as a measurement of the Company’s performance. As of December 31, 2020 and March 31, 2021, we were not in compliance with our financial covenants and, as a result, in default under the Amended and Restated Credit Agreement. We have entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company will be able to borrow on its Revolver, subject to the terms and conditions to making a revolving credit advance, including availability, and the Lenders have agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt. The Company intends to use the forbearance period to continue negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. There can be no assurance that the Company will be able to enter into an amendment or waiver with the Lenders or if it enters into an amendment, what the terms, restrictions, and covenants of the amendment will contain. Without an amendment and waiver that cures the default, substantial doubt about the Company’s ability to continue as a going concern remains.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the second quarter of 2021 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, Consolidated EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

(1)	Net debt, a non-GAAP financial measure, is defined as debt minus cash and cash equivalents. Please refer to the Reconciliation of Non-GAAP Financial measures included in the tables included with this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$2,729	$760
Accounts receivable, net of reserves of approximately $1.2 million and $1.2 million at March 31, 2021 and December 31, 2020, respectively	27,020	23,759
Inventory, net	13,562	11,951
Prepaid expenses and other current assets:
Prepaid expenses and other	4,667	5,643
Refundable taxes	3,975	4,027
Total current assets	51,953	46,140
Property, plant, and equipment, net	23,095	22,383
Goodwill	22,111	22,111
Intangible assets	6,705	7,605
Other assets
Operating leases	9,837	10,415
Investments, at cost	1,054	1,054
Deposits and other assets	289	579
Deferred tax asset	893	893
Total assets	$115,937	$111,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,455	$10,892
Current maturities of long-term debt	37,133	35,864
Income taxes payable	224	204
Revolver, current maturities	16,787	11,494
Accrued compensation	863	792
Other accrued liabilities	4,158	4,551
Total current liabilities	72,620	63,797
Long-term debt, net of current maturities	750	2,999
Other long-term liabilities:
Other liabilities	9,744	10,519
Total liabilities	83,114	77,315
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	10	10
Additional paid-in-capital	46,153	46,126
Accumulated deficit	(13,340)	(12,271)
Total stockholders’ equity	32,823	33,865
Total liabilities and stockholders’ equity	$115,937	$111,180

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$34,798	$34,661
Cost of sales	28,936	29,070
Gross profit	5,862	5,591
Selling, general, and administrative expenses	5,814	5,884
Restructuring expenses	—	920
Operating income (loss)	48	(1,213)
Other income (expense):
Other, net	18	(24)
Interest expense	(693)	(1,666)
Other expense, net	(675)	(1,690)
Loss before income tax expense (benefit)	(627)	(2,903)
Income tax expense (benefit)	442	(601)
Net loss	$(1,069)	$(2,302)
Net loss per share:
Basic	$(0.11)	$(0.24)
Diluted	$(0.11)	$(0.24)

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,069)	$(2,302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,644	1,751
Amortization of debt issuance costs	45	37
Loss on sale of assets	14	12
Bad debt adjustment	(118)	213
Loss (gain) on derivative instrument	(185)	614
Stock option expense	27	23
Deferred income taxes	—	(788)
Accounts receivable	(3,142)	(103)
Inventory	(1,611)	(1,996)
Prepaid expenses and other assets	1,317	(1,224)
Accounts payable	3,485	5,968
Other assets and liabilities, net	(317)	4
Net cash provided by operating activities	90	2,209
Cash Flows from Investing Activities:
Capital expenditures	(1,530)	(296)
Proceeds from sale of property, plant and equipment	65	5
Net cash used in investing activities	(1,465)	(291)
Cash Flows from Financing Activities:
Net change in bank overdraft	(922)	(335)
Payments on term loans and capital expenditure line	(1,007)	(1,425)
Proceeds from capital expenditure line	—	—
Payments on revolving credit facilities	(6,280)	(3,359)
Proceeds from revolving credit facilities	11,553	3,671
Net cash provided by (used for) financing activities	3,344	(1,448)
Cash and cash equivalents:
Net increase in cash and cash equivalents	1,969	470
Cash and cash equivalents at beginning of period	760	650
Cash and cash equivalents at end of period	$2,729	$1,120
Supplemental disclosure of cash flow information:
Cash paid for interest	$815	$1,513
Cash paid for Income taxes	$226	$241

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET INCOME TO CONSOLIDATED EBITDA
The following is a reconciliation of net income, as reported, which is a U.S. GAAP measure of our operating results, to Consolidated EBITDA, as defined in our Credit Agreement, a non-GAAP measure, for the nine months ended March 31, 2021 which is the measuring period for determining compliance with our financial covenants:

Nine Months Ended March 31, 2021(e)
Net loss	$(155)
Plus:
Interest expense	2,012
Income tax expense	(1,683)
Depreciation and amortization	5,271
Management fees	168
Non-cash stock awards	87
Non-recurring expenses (a)	69
ERP system implementation consulting and licensing costs (b)	214
Consolidated EBITDA, as defined	$5,983

Nine Months Ended March 31, 2021(e)
Total Consolidated Indebtedness, as defined (c)	$48,670
Consolidated EBITDA, as defined	$5,983
Total leverage ratio (d)	6.10 x
Covenant requirement	3.25 x
_________________________________
(a)    Represents any other non-recurring, non-cash gains during such period, including without limitation, (i) gains from the sale or exchange of assets other than in the ordinary course of business, and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements
(b)    Represents costs incurred with respect to the purchase and implementation of the Company's enterprise resource planning system, in an aggregate amount under the definition, not to exceed (i) $200,000 during each of US Borrower's fiscal quarters in 2020, (ii) $100,000 during each of the Company's fiscal quarters in 2021, and (iii) $0 with respect to any calculation thereafter
(c)    Total Consolidated Indebtedness, as defined, excludes the $6.0 million PPP loan for covenant purposes until final determination by the SBA and Lender on forgiveness
(d)    Ratio to Total Consolidated Indebtedness, as defined, divided by Consolidated EBITDA, as defined. To calculate the Total Leverage Ratio at March 31, 2021, the Consolidated EBITDA for the nine months ended March 31, 2021 is annualized by multiplying it by 4/3.
(e)    The nine months ended March 31, 2021 is the most recent period for which information is available for measuring compliance with financial covenants under the Amended and Restated Credit Agreement.

RECONCILIATION OF NET DEBT TO DEBT

	March 31, 2021	December 31, 2020	March 31, 2020
Current maturities of long-term debt	$37,133	$35,864	$2,847
Revolver, current maturities	16,787	11,494	—
Long-term debt, net of current maturities	750	2,999	31,819
Line of credit	—	—	11,750
Debt	54,670	50,357	46,416
Less: Cash and cash equivalents	2,729	760	1,120
Net debt	$51,941	$49,597	$45,296